EXHIBIT 10.6
Instil Bio, Inc.

Amended and Restated Non-Employee Director Compensation Policy

Each member of the Board of Directors (the “Board”) who is not also serving as an employee of or consultant to Instil Bio, Inc. (the “Company”) or any of its subsidiaries (each such member, an “Eligible Director”) will receive the compensation described in this Amended and Restated Non-Employee Director Compensation Policy for his or her Board service). An Eligible Director may decline all or any portion of his or her compensation by giving notice to the Company prior to the date cash may be paid or equity awards are to be granted, as the case may be. This policy is effective as of April 1, 2024 (“Effective Date”) and may be amended at any time in the sole discretion of the Board or the Compensation Committee of the Board.

A. Annual Cash Compensation

The annual cash compensation amount set forth below is payable to Eligible Directors in equal quarterly installments, payable in arrears on the last day of each fiscal quarter in which the service occurred. If an Eligible Director joins the Board or a committee of the Board at a time other than effective as of the first day of a fiscal quarter, each annual retainer set forth below will be pro-rated based on days served in the applicable fiscal quarter, with the pro-rated amount paid on the last day of the first fiscal quarter in which the Eligible Director provides the service and regular full quarterly payments thereafter. All annual cash fees are vested upon payment.

1.Annual Board Service Retainer:
a.All Eligible Directors: $40,000
b.Non-Executive Chairman: $30,000
c.Lead Independent Director: $20,000

1.Annual Committee Chair Service Retainer:
a.Chair of the Audit Committee: $20,000
b.Chair of the Compensation Committee: $12,000
c.Chair of the Nominating and Corporate Governance Committee: $8,000

2.Annual Committee Member Service Retainer (not applicable to Committee Chairs):
a.Member of the Audit Committee: $7,500
b.Member of the Compensation Committee: $6,000
c.Member of the Nominating and Corporate Governance Committee: $4,000

B. Equity Compensation

The equity compensation set forth below will be granted under the Company’s 2021 Equity Incentive Plan (the “Plan”). All stock options granted under this policy will be nonstatutory stock options, with an exercise price per share equal to 100% of the Fair Market Value (as defined in the Plan) of the underlying Company common stock (“Common Stock”) on the date of grant, and a term of ten years from the date of grant (subject to earlier termination in connection with a termination of service as provided in the Plan). Vested options may continue to be exercised within three years of leaving the Board, provided such period is within the original term of ten years from the date of grant.

EXHIBIT 10.6

1. Initial Grant for Newly Appointed Directors: For each Eligible Director who is first elected or appointed to the Board following the Effective Date, on the date of such Eligible Director’s initial election or appointment to the Board (or, if such date is not a market trading day, the first market trading day thereafter), the Eligible Director will be automatically, and without further action by the Board or the Compensation Committee of the Board, granted a stock option to purchase 5,000 shares of Common Stock (the “Initial Grant”). The shares subject to each Initial Grant will vest in substantially equal monthly installments over a two-year period such that the option is fully vested on the second anniversary of the date of grant, subject to the Eligible Director’s Continuous Service (as defined in the Plan) through each such vesting date provided that the Initial Grant will vest in full in the event of such Eligible Director’s death or Disability (as defined in the Plan) or upon a Change in Control (as defined in the Plan).

2. Annual Grant: On the date of each annual stockholder meeting of the Company held after the Effective Date, each Eligible Director who continues to serve as a non-employee member of the Board following such stockholder meeting will be automatically, and without further action by the Board or the Compensation Committee of the Board, granted a stock option to purchase 5,000 shares of Common Stock (the “Annual Grant”). The shares subject to the Annual Grant will vest in substantially equal monthly installments over a one-year period such that the option is fully vested on the first anniversary of the date of grant, subject to the Eligible Director’s Continuous Service (as defined in the Plan) through such vesting date. Any portion of the stock option award not yet vested on the date of the next annual stockholder meeting shall vest in full. The Annual Grant will also vest in full in the event of such Eligible Director’s death or Disability or upon a Change in Control.

3. Pro-Rata Annual Grant for Newly Appointed Directors: For each Eligible Director who is first elected or appointed to the Board after the Effective Date on a date other than the date of the annual stockholder meeting, such Eligible Director, on the date of his or her appointment (or, if such date is not a market trading day, the first market trading day thereafter) will be automatically, and without further action of the Board or the Compensation Committee of the Board, granted a stock option to purchase a pro-rata portion of the Annual Grant, such pro-rata amount to be based on the calendar days that remain until the upcoming annual stockholder meeting (“Pro-Rata Annual Grant”). Such award shall be calculated based on the next scheduled annual stockholder meeting, provided that in the event the next annual stockholder meeting is not yet scheduled, then the pro-rata calculation shall assume the month and day of such meeting is the same month and day as the most recently completed annual stockholder meeting. The shares subject to the Pro-Rata Annual Grant will vest in substantially equal monthly installments such that the option is fully vested on the earlier to occur of the (1) first anniversary of the most recently completed annual stockholder meeting and (2) the date of the next annual stockholder meeting, subject to the Eligible Director’s Continuous Service (as defined in the Plan) through such vesting date; provided that the Pro-Rated Annual Grant will vest in full in the event of such Eligible Director’s death or Disability or upon a Change in Control.

C. Non-Employee Director Compensation Limit

As provided in the Plan and notwithstanding the foregoing, the aggregate value of all compensation granted or paid, as applicable, to any individual for service as a Non-Employee

EXHIBIT 10.6
Director (as defined in the Plan) with respect to any period commencing on the date of the Company’s annual meeting of stockholders for a particular year and ending on the day immediately prior to the date of the Company’s annual meeting of stockholders for the next subsequent year (the “Annual Period”), including awards granted under the Plan and cash fees paid by the Company to such Non-Employee Director, will not exceed (1) $750,000 in total value or (2) in the event such Non-Employee Director is first appointed or elected to the Board during such Annual Period, $1,000, 000 in total value, in each case calculating the value of any equity awards based on the grant date fair value of such equity awards for financial reporting purposes.